Exhibit 10.12

TENANACY CONTRACT

Party A (lessor): Cheng Xiao

Tel:_______________

Party B (lessee): Jiangsu Park Ha Biological Technology Co., Ltd.

Communication Address: 14th floor, Building K-park 3, Binhu District, Wuxi

Tel.: [13771181973]

Whereas:

1. Party A is the legal owner or entrusted by the owner of the property located at No. 380 Jincheng East Road, Xinwu District, Wuxi, Jiangsu Province, and has the right to lease the industrial premises in whole or in part;

2. In accordance with the provisions of the Civil Code and other relevant laws, the parties agree on the principles of fairness, openness, equality and mutual benefit as follows.

Article 1. Status of the leased property

1. The leased property is an industrial building. Party A will take photos of the leased area before signing this contract and confirm with Party B as the basis for whether Party B has damaged the property upon expiration of the lease term in the future . Party B has confirmed that the leased area is approximately 254 square meters (including shared area).

2. If there are any facilities, equipment, decoration, equipment and articles belonging to Party A, a list shall be issued after checking and confirmation and signed by both parties. During the lease term, the items listed in the attachment (hereinafter referred to as attached facilities) shall be leased to Party B together with the property for use.

3. Party B shall partition the wall at its own expense.

Article 2. Purpose of the leased property

1. The purpose of the property leased by Party B is for office and warehouse. Without the permission of Party A, Party B shall not change the use of the property.

2. Party B may use the leased property as the registration address or the place of business for Party B or its affiliated company, and it shall change the address immediately once moving out.

Article 3. Lease term

1.The lease term of the property is 36 months, commencing from November 10, 2021 to November 9, 2024. Unless otherwise agreed by the parties, the commencement date of the lease shall be the lease counting date.

2. Party B shall make the application to Party A at least three months in advance upon expiration of the lease term if it intends to the renewal, and both parties shall sign another lease contract; if Party B fails to apply for the lease renewal before the expiration of the contract or the parties fail to reach an agreement on the new lease contract, the contract shall terminate upon expiration.

3.If Party B proposes to continue to lease the property to Party A three months prior to the expiration of the lease term, Party B shall have the priority to lease the property under the same conditions.

Article 4. Rent, other expenses and payment

1. The rent is: RMB 200/ year/ square meter, and the annual rent is RMB 50,800. The rent increases by 3% per year. Party B shall pay Party A RMB 450/ month or RMB 5400/ year. This contract is excluding the tax price. Party B shall bear the tax for invoice.

2. The above rent also includes the cost of various energy communication, such as water, electricity and communication, as well as the use of ancillary facilities.

3. Payment method: The rent shall be paid in cash or bank transfer. Party B shall pay the half of year rent and the half year property fee of RMB 28100 in a lump sum basis when signing the contract before using the property. The future rent will be paid every six months, and half a month in advance.

Party A account number:

Bank: [ Chengxi Sub-branch of Wuxi Branch of China Merchants Bank]

Account number: [6225885106029598]

Receiver: [Cheng Xiao]

Article 5. Deposit

1. Party B shall pay a deposit of RMB 4,000 to Party A. This lease contract shall come into force from the date when Party B actually pays the deposit.

2. During the lease term, if Party B violates the provisions of this lease contract and causes property losses to Party A or other breach of contract, Party A shall have the right to directly deduct the liquidated damages borne by Party B from the deposit.

3. Upon expiration of the lease term, if Party B settles the rent and other expenses and there is no breach of contract, Party A shall return the deposit to Party B without interest within one month.

Article 6. Handover and return of the leased property and liability for breach of contract

1. Party A shall deliver the leased property to Party B for use before the beginning of the lease term. Both parties shall jointly check and inspect the status of the leased property (including ancillary facilities) during the handover, sign the handover letter of the leased property and deliver the key.

2. Under any of the following circumstances, Party A shall have the right to terminate the lease contract in advance, repossess the leased property and require Party B of liquidated damages, and Party A shall have the right to take supporting services such as locking the door, changing the lock, stopping water and electricity until Party B corrects its breach of contract:

(1) Party A causes losses due to Party B;

(2) Refer or renovate the leased property without Party A's consent, or change or damage the main structure of the premises;

(3) Party B sublets, transfers or borrows the premises without authorization;

(4) Party B uses the leased premises for illegal activities to hide dangerous goods;

(5) If Party B delays the payment of rent or other energy expenses, the delay is more than 15 days;

(6) Serious public security and safety accidents occur;

3. Under any of the following circumstances, the contract shall be automatically terminated, and either party shall not need to compensate the other party or perform the obligations hereunder:

(1) If the leased property is requisitioned or demolished, Party B shall enjoy the compensation due to the lessee according to the laws and policies. Party A shall not bear any compensation or the compensation liability to Party B. The rent shall be settled to the date when Party B moves out of the leased room.

(2) Party B fails to exercise the renewal right or Party B exercises the renewal right but fails to reach an agreement with Party A on the renewal conditions.

4. During the term of this contract, neither party shall terminate the contract without reason, otherwise it shall pay the other party all the rent during the remaining lease term liability for breach contract.

5. If Party B delays the payment of rent or property fees, it shall pay 0.1% of the overdue as liquidated damages on a daily basis.

Article 7

1. Matters not covered herein shall be amended or supplemented by the parties through negotiation; no agreement herein and no supplementary agreement shall be handled in accordance with the relevant provisions of the Civil Code.

2. This contract is made in triplicate, with each party holding one copy, and each copy is equally authentic.

Party A: Wuxi Green Premium E-commerce Co., Ltd.	Party B: Jiangsu Park Ha Biological Technology Co., Ltd.
Representative: /s/ Wuxi Green Premium E-commerce Co., Ltd.	Representative: /s/ Jiangsu Park Ha Biological Technology Co., Ltd.